Exhibit 99.1

Codexis Reports First Quarter 2021 Financial Results

Total Revenue up 23% and Product Revenue Doubles Year over Year

REDWOOD CITY Calif., May 6, 2021 — Codexis, Inc. (Nasdaq:CDXS), a leading enzyme engineering company enabling the promise of synthetic biology, today announced financial results for the first quarter ended March 31, 2021 and provided a business update.

“Codexis’ growth drivers are continuing to accelerate, and we began 2021 with strong momentum, especially in higher margin product sales within our Performance Enzymes segment,” said John Nicols, Codexis President and CEO. “Our Life Science Tools business continues to grow rapidly, with initial sales of our Codex® HiCap RNA polymerase, dozens of potential customer trials of our Codex® HiFi DNA polymerase, and excellent traction with new customer partnered Life Science Tools R&D programs. We continue to diversify our Sustainable Manufacturing business, with a more profitable mix of pharmaceutical products, and a growing presence in the faster-to-market food and industrial space. Our high-value Biotherapeutics pipeline is advancing across multiple programs, and we are on track to move our second asset into clinical studies later this year. Leveraging the power of our CodeEvolver® platform, Codexis is engineering enzymes that are enabling and delivering the promise of synthetic biology to improve the health of people and the planet.”

Key Performance Indicators

•Product revenues increased 101% to $10.2 million in Q1, driven by enzymes used to manufacture branded pharmaceutical products.

•Product gross margin climbed to 59% in the first quarter of 2021, driven by a shift in the sales mix to higher margin products.

•In the first quarter, Codexis had 15 customers who contributed over $100,000 in revenue and five customers who contributed over $1 million in revenue.

•In the Life Science Tools market, Codexis recorded several initial orders of its Codex® HiCap RNA polymerase, which is also under testing by multiple mRNA manufacturers. Codex® HiFi DNA polymerase is being trialed by dozens of potential customers for use with current and future next gen sequencing kits. The first quarter of 2021 was Codexis’ strongest ever for new Life Science Tools customer-partnered R&D programs.

•In the novel Biotherapeutics market, Codexis’ pipeline includes 12 programs. The Company has completed the necessary toxicology and GMP manufacturing for the first clinical study of CDX-7108, partnered with Nestlé Health Sciences for an undisclosed GI disorder, and Codexis continues to expect that the IND will be filed in the third quarter of 2021.

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First Quarter 2021 Financial Highlights

•Total revenues for the first quarter 2021 were $18.0 million, an increase of 23% from $14.7 million in the first quarter 2020. On a segment basis, $14.2 million in revenue was from the Performance Enzymes segment and $3.8 million was from Novel Biotherapeutics. Product revenues for the first quarter 2021 were $10.2 million compared to $5.1 million in first quarter 2020; the increase was the result of higher sales of branded pharmaceutical products. R&D revenues were $7.8 million compared to $9.6 million last year; the decrease was primarily driven by lower revenue from Novartis.

•Product gross margin for the first quarter 2021 was 59% compared to 50% in the first quarter 2020. The increase was driven by increased sales of higher margin products.

•R&D expenses for the first quarter 2021 were $11.6 million compared to $11.0 million in the first quarter 2020. The increase was driven by higher compensation expenses, cost of lab supplies and depreciation, partially offset by lower preclinical development and regulatory expenses.

•Selling, General & Administrative expenses for the first quarter 2021 were $11.4 million, compared to $9.0 million in the first quarter 2020. The increase was the result of higher expenses for legal fees and compensation, offset by lower travel and allocation expenses.

•The net loss for the first quarter 2021 was $9.1 million, or $0.14 per share, compared to $7.7 million, or $0.13 per share, for the first quarter 2020. As of March 31, 2021, the Company had $139.7 million in cash and cash equivalents.

Guidance

Codexis reiterates its previously issued financial guidance for 2021, as follows:
•Total revenues are expected to be in the range of $82 million to $85 million
•Product revenues are expected to be in the range of $36 million to $39 million
•Gross margin on product revenue is expected to be 54% to 58%

Conference Call and Webcast

Codexis will hold a conference call and webcast today beginning at 4:30 p.m. ET. A live webcast and slide presentation to accompany the conference call will be available on the Investor section of Company website. The conference call dial-in numbers are 877-705-2976 for domestic callers and 201-689-8798 for international callers, and the passcode is 13718548.

A recording of the call will be available for 48 hours beginning approximately two hours after the completion of the call by dialing 877-660-6853 for domestic callers or 201-612-7415 for international callers. Please use the passcode 13716352 to access the recording. A webcast replay will be available on the Investors section of www.codexis.com for 30 days, beginning approximately two hours after the completion of the call.

About Codexis

Codexis is a leading enzyme engineering company leveraging its proprietary CodeEvolver® platform to discover and develop novel, high performance enzymes and novel biotherapeutics. Codexis enzymes have
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applications in the sustainable manufacturing of pharmaceuticals, food, and industrial products; in the creation of the next generation of life science tools; and as gene therapy and biologic therapeutics. The Company’s unique performance enzymes drive improvements such as: reduced energy usage, waste generation and capital requirements; higher yields; higher fidelity diagnostics; and more efficacious therapeutics. Codexis enzymes enable the promise of synthetic biology to improve the health of people and the planet. For more information, visit www.codexis.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Codexis, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause Codexis’ future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, its guidance on 2021 total revenue, product revenue and gross margin on product revenue; its expectations regarding strong growth across multiple dimensions; anticipated future expansion of its high-value Biotherapeutics pipeline; and the expected initiation of the first clinical study of CDX-7108. Codexis undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Codexis’ business in general, please refer to Codexis’ prospectus supplement to be filed with the SEC, including the documents incorporated by reference therein, which include Codexis’ Annual Report on Form 10-K filed with the SEC on March 1, 2021 and Codexis’ other periodic reports filed with the SEC.

Investor Relations Contact:
Argot Partners
Stephanie Marks/Carrie McKim
(212) 600-1902
Codexis@argotpartners.com

Financial Tables to Follow

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Codexis, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2021	2020
Revenues:
Product revenue	$10,226	$5,100
Research and development revenue	7,806	9,570
Total revenues	18,032	14,670
Costs and operating expenses:
Cost of product revenue	4,218	2,541
Research and development	11,571	10,967
Selling, general and administrative	11,398	8,989
Total costs and operating expenses	27,187	22,497
Loss from operations	(9,155)	(7,827)
Interest income	177	266
Other expenses, net	(88)	(86)
Loss before income taxes	(9,066)	(7,647)
Provision for income taxes	2	5
Net loss	$(9,068)	$(7,652)

Net loss per share, basic and diluted	$(0.14)	$(0.13)

Weighted average common stock shares used in computing net loss per share, basic and diluted	64,290	58,888

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Codexis, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$139,748	$149,117
Restricted cash, current	594	638
Investment in non-marketable debt security	1,067	1,000
Financial assets:
Accounts receivable	11,368	13,894
Contract assets	5,143	4,526
Unbilled receivables	11,298	10,942
Total financial assets	27,809	29,362
Less: allowances	(74)	(74)
Total financial assets, net	27,735	29,288
Inventories	1,029	964
Prepaid expenses and other current assets	3,390	3,416
Total current assets	173,563	184,423
Restricted cash	1,519	1,062
Investment in non-marketable equity securities	2,350	1,450
Right-of-use assets - Operating leases, net	20,758	21,382
Right-of-use assets - Finance leases, net	94	119
Property and equipment, net	10,396	9,675
Goodwill	3,241	3,241
Other non-current assets	249	294
Total assets	$212,170	$221,646

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,569	$2,970
Accrued compensation	4,953	7,288
Other accrued liabilities	9,516	10,272
Current portion of lease obligations - Operating leases	2,618	2,627
Deferred revenue	1,897	1,824
Total current liabilities	22,553	24,981
Deferred revenue, net of current portion	2,900	2,967
Long-term lease obligations - Operating leases	21,701	22,324
Other long-term liabilities	1,277	1,271
Total liabilities	48,431	51,543

Stockholders' equity:
Common stock	6	6
Additional paid-in capital	539,220	536,516
Accumulated deficit	(375,487)	(366,419)
Total stockholders' equity	163,739	170,103
Total liabilities and stockholders' equity	$212,170	$221,646

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Codexis, Inc.
Segmented Information
(Unaudited)
(In Thousands)

	Three months ended March 31, 2021			Three months ended March 31, 2020
	Performance Enzymes	Novel Biotherapeutics	Total	Performance Enzymes	Novel Biotherapeutics	Total
Revenues:
Product revenue	$10,226	$—	$10,226	$5,100	$—	$5,100
Research and development revenue	4,003	3,803	7,806	5,774	3,796	9,570
Total revenues	14,229	3,803	18,032	10,874	3,796	14,670
Costs and operating expenses:
Cost of product revenue	4,218	—	4,218	2,541	—	2,541
Research and development (1)	6,444	4,605	11,049	5,696	4,925	10,621
Selling, general and administrative(1)	2,818	600	3,418	2,345	591	2,936
Total segment costs and operating expenses	13,480	5,205	18,685	10,582	5,516	16,098
Income (loss) from operations	$749	$(1,402)	(653)	$292	$(1,720)	(1,428)
Corporate costs (2)			(7,728)			(5,727)
Unallocated depreciation and amortization			(685)			(492)
Loss before income taxes			$(9,066)			$(7,647)

(1) Research and development expenses and selling, general and administrative expenses exclude depreciation and amortization of finance leases.
(2) Corporate costs include unallocated selling, general and administrative expense, interest income, and other income and expenses.

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